Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference of our firm under the caption “Experts" and to the incorporation by reference of our report dated December 31, 2019 and 2018 with respect to the consolidated financial statements of Micronet ltd dated March 30, 2020, which includes an explanatory paragraph regarding substantial doubt about the Company’s ability to continue as a going concern, Included in this Registration Statement on Form S-3 and related Prospectus of MICT, Inc., and filed with the Securities and Exchange Commission.

Tel Aviv, Israel September 04, 2020	/s/ Ziv Haft Ziv Haft Certified Public Accountants (Isr.) BDO Member Firm